                                                            EXHIBIT 10.29


                              CONSULTING AGREEMENT

         This Consulting Agreement (the "Agreement") is made and entered into as of this 26th day of June, 1996, by and between Charles M. Siegel d/b/a Consulting Management Services ("Consultant") and Solo Serve Corporation, a Delaware corporation (the "Company") (Consultant and Company are sometimes collectively referred to as the "Parties").

                                  WITNESSETH:

         WHEREAS, the Company desires to engage Consultant to perform certain consulting services pursuant to this Agreement and to employ the Consultant as an independent contractor; and

         WHEREAS, Consultant desires to provide consulting services to the Company on the terms and conditions set forth below as an independent contractor;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Parties agree as follows:

         1. Consulting Engagement. The Company hereby engages Consultant to serve the duties and functions of the Chief Operating Officer for the term of this Agreement, which duties shall include, but are not limited to, managing store operations, real estate, the Distribution Center, risk management, loss prevention, and, until the Company hires a new Chief Financial Officer, assist the Company in overseeing the financial functions of the Company during the term of this Agreement. The Consultant's engagement hereunder is with the understanding of the Company that the engagement, while not exclusive, will require a significant amount of the Consultant's time. It will not be a breach of this Agreement for the Consultant to be involved in other engagements so long as those engagements: (i) do not interfere in any material respect with the performance of Consultant's duties hereunder, including his ability to be available to render services to the Company during the Company's normal corporate office and store hours and (ii) are not competitive with the business conducted by the Company, i.e., the marketing, distribution and sale of apparel and other goods as an off-price retailer; provided, however, that the Consultant shall provide written notice to the Chief Executive Officer and to the Board of Directors of the Company prior to commencing such activities and such notification shall contain such information as is reasonably required to enable the Company to determine that such activity is not inconsistent with the obligations of Consultant under this Agreement, and the Company and its Board of Directors shall keep such information strictly confidential and shall not disclose any such information to any third party excepting only as actually required (i) by law or (ii) by order of a governmental agency or court of competent jurisdiction, in which case the Company will give Consultant prior written notice that such disclosure is required with a full and complete description regarding such requirement.

         2. Independent Contractor. Consultant shall act at all times under this Agreement as an independent contractor and is not an employee of Company for the purposes of this Agreement, the Social Security Act, the income withholding provisions of the Internal Revenue Code of 1986, as amended, or other federal or state laws relating to compensation, insurance, unemployment or workers' compensation. Nothing contained in this Agreement shall be construed to create the relationship of principal and agent, or employer and employee, between the Company and Consultant or any of its employees or agents. The Company and Consultant acknowledge that Consultant will not be entitled to any insurance, pension, profit sharing, retirement or other employee or fringe benefits which the Company may provide to its employees during the term of this Agreement. The Agreement shall not be construed as creating a partnership, joint venture, agency or employment relationship or as granting a franchise under either federal or state law.

         3. Term. The term of this Agreement shall commence on the date of this Agreement and shall terminate on January 31, 1997, unless sooner terminated pursuant to Section 13 hereof.

         4. Duties. During the term of this Agreement, Consultant agrees to provide consultation and advice to the Company concerning issues relating to store operations, the Distribution Center, real estate, risk management, loss prevention, assisting management in identifying, evaluating and pursuing strategic alternatives for the Company, and assist in overseeing the financial functions of the Company and shall provide such other consulting services as the Chief Executive Officer shall assign in his discretion from time to time. The Consultant agrees to devote substantially all of his full time, attention and energies to this engagement. In the performance of the Consultant's duties under this Agreement, the Consultant shall report directly to the Chief Executive Officer of the Company and will at all times coordinate the performance of his duties hereunder with the Chief Executive Officer. Consultant agrees to perform the consulting services in a diligent and business-like manner during working hours normally provided by a Chief Operating Officer of an off-priced retailer and be reasonably available to the Chief Executive Officer at other times as business may require. Consultant shall be based in San Antonio, Texas but acknowledges that performance of his duties hereunder will require periodic travel consistent with the needs of the Company. Any obligations incurred by the Consultant which may impose any obligations on the Company will require prior approval of the CEO.


         5. Consulting Fees. During the term of this Agreement, the Company shall pay to Consultant a fee in the amount of One Hundred Fifty Thousand and no/100 Dollars ($150,000.00), payable in 7 equal installments of $21,428.57 each, the first such installment being due upon execution of this Agreement, and the remaining 6 installments being paid on the first day of each month, commencing the 1st day of August, 1996, through the 1st day of January, 1997. If the Consultant is unable to provide any of the services required under this Agreement because the Consultant is taking time off because of illness, injury, vacation or any other personal leave, the total fee shall not be reduced or adjusted for the first ten (10) working days during which Consultant is not performing duties as set forth herein (which days' absences for reasons other than illness shall be approved in advance by the Chief Executive Officer); but after Consultant has failed to so provide such services for ten (10) working days, thereafter for each working day that Consultant is unable to provide such services, the fee payable hereunder will be reduced on a per diem basis (based upon business (week) days only), over the period from July 1, 1996 through January 31, 1997, and such adjustment will be made in the next installment due, or in the case of missed days in January, Consultant shall reimburse the Company accordingly within thirty (30) days following the termination of this Agreement.

         6. Stock Options. Within ten (10) days of the execution hereof, the Company agrees to grant Consultant stock options (the "Option"), in substantially the form of "EXHIBIT A" attached hereto, to purchase an aggregate of up to 25,000 shares of common stock, par value $.01 per share, of the Company at an exercise price equal to fair market value on the date of grant.

         7. Expenses; Benefits. The Company shall reimburse Consultant for all reasonable expenses incurred on behalf of, and pre-approved in writing by, the Chief Executive Officer of the Company incurred by the Consultant in connection with the performance of Consultant's obligations hereunder, which shall be paid in accordance with the then existing reimbursement policies applicable to its employees; provided, however, that prior approval of expenses by the Chief Executive Officer shall not be required for any expenses incurred during any month aggregating less than $200. During the term of this Agreement, the Consultant shall receive no other benefits other than the consulting fees and Option provided for under this Agreement.

        8.   Confidentiality and Competitive Activities.

              (a) Confidentiality. In view of the fact that Consultant's work as a consultant to the Company will bring him into close contact with many confidential affairs of the Company and its subsidiaries and affiliates, including matters of a business nature such as information about costs, profits, markets, sales, trade secrets, business ideas, customer lists, loan agreements, credit arrangements, financial data and information, plans and strategies for future developments and information of any other kind not known generally in the Company's industry (hereinafter, collectively, "Confidential Matters"), Consultant agrees.

              (i) to keep secret all Confidential Matters of the Company and of any subsidiaries and affiliates of the Company, and not to disclose those matters to anyone outside the Company or its subsidiaries or affiliates, or otherwise use the Confidential Matters or his knowledge of that information for his own benefit, including, without limitation, use of trade names or trade marks of the Company or use of said information in connection with any purchase or sale of the Company's common stock or any of the assets or liabilities of the Company, either during or after the term of this Agreement, except with the Company's prior written consent; but notwithstanding the forgoing, (A) Consultant shall not be restricted from disclosing any such information it actually required (x) by law or (y) by order of a governmental agency or court of competent jurisdiction, in which case Consultant shall give the Company prior written notice that such disclosure is required with a full and complete description regarding such requirements, and (B) the Company recognizes the extensive experience and substantial expertise of Consultant in off-priced retailing, and (C) nothing herein will restrict Consultant from using any information of any nature which Consultant developed prior to the term of the Agreement or which Consultant derived from any source other than the Company, and nothing in this Agreement shall in any way require Consultant to disclose to the Company any information of a confidential nature which Consultant derived from his prior employer; and

              (ii) to deliver promptly to the Company at the termination of this Agreement, or at any time the Company may request, all memoranda, notices, records, reports, and other documents (and all copies thereof) relating to the business of the Company or any of its subsidiaries or affiliates, including, but not limited to Confidential Matters which he may then possess or have under his control.

         (b) Competitive Activities. During the term of this Agreement, Consultant shall not directly or indirectly (whether for compensation or otherwise), alone or as an officer, director, stockholder (excepting not more than 5% stockholdings for investment purposes in securities of publicly held and traded companies), partner, associate, employee, agent, principal, trustee, salesman, consultant, or in any capacity whatsoever take any action in or participate with or become interested in or associated with any person, firm, partnership, corporation or other entity whatsoever engaged in any manner in the off-priced retail business. The obligations of Consultant set forth in this subsection 8(b) shall continue through January 31, 1997, whether or not this Agreement is terminated prior to that date.

         If any covenant contained in this subsection 8(b), or any part thereof, is hereinafter construed to be invalid or unenforceable, the same shall not effect the remainder of the covenants which shall be given full effect, with regard to the invalid portion or portions.

         9. Procedures to Insure Confidentiality. To the extent the Consultant needs assistance in connection with the performance of his obligations under this Agreement, he shall use only designated Company employees to assist him in this regard when such assistance would require the disclosure of Confidential Matters.

         10. Confidentiality of Agreement. Neither consultant nor the Company shall disclose the terms of this Agreement without the other party's prior written consent, unless such disclosure is actually required: (i) by law or regulation or (ii) by order of a governmental agency or court of competent jurisdiction, in which case Consultant shall give the Company prior written notice that such disclosure is required with a full and complete description regarding such requirement.

         11. Warranty. Consultant represents and warrants that Consultant is capable of fulfilling the terms of this Agreement and that Consultant is not bound in any manner, whether by written or oral agreement, contract or other obligation, which would prevent Consultant from providing the services to the Company contemplated under this Agreement. Specifically, Consultant represents and warrants that he is not bound by any non-competition agreement or other covenant which would prevent or interfere with his abilities to perform the functions required under this Agreement. Consultant agrees that if litigation is commenced by a prior employer of Consultant which would challenge the legal right of Consultant to enter into this Agreement or to perform the functions required under this Agreement, such action shall constitute cause under Section 13 for termination of this Agreement.

         12. Remedies for Breach of Confidentiality and Competitive Activities. If Consultant breaches, or threatens to breach, any of the provisions of Section 8 hereof, the Company shall have the following rights and remedies, in addition to any others, each of which shall be independent of the other and severally enforceable:

              (i) The right to have the provisions of Section 8 of this Agreement specifically enforced by any court having equity jurisdiction, including the right to certain emergency injunctive relief, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company;

              (ii) The right and remedy to require Consultant to account for and pay over to the Company an amount equal to the monetary damages sustained by the Company as a result of the breach; provided, however, except with regard to any purchase or sale of the Company's common stock and/or any of the assets or liabilities of the Company, Consultant shall not be required to pay over to the Company pursuant to this provision an amount in excess of all compensation, profits, monies, accruals, increments or other benefits (hereinafter collectively the "Benefits") derived or received by Consultant pursuant to this Agreement, and Consultant hereby agrees to the extent of the damages incurred by the Company to pay over said Benefits to the Company; and


              (iii) The right to terminate Consultant's engagement hereunder pursuant to Section 13 hereof.

         13.  Termination of Agreement.

              (i) Death or Disability. This Agreement shall automatically terminate upon the death or disability of Consultant. Under the terms of this Agreement, disability shall mean an infirmity preventing Consultant from performing his duties for more than 30 substantially consecutive days. During the term, if Consultant's engagement hereunder is terminated due to his death or disability, Consultant or Consultant's estate, as the case may be, shall not be entitled to any post-termination compensation.

              (ii) Termination For Cause. The Company may terminate this Agreement at any time for "Cause" in accordance with the procedures provided below. Termination by the Company of this Agreement for "Cause" shall mean termination upon (a) the substantial neglect or inattention by Consultant of his duties under this Agreement after written notice accordingly from CEO to Consultant and failure of Consultant to cure such omission within three (3) business days after receipt of such notice, (b) charged with a felony crime, or (c) a material breach of his obligations under this Agreement after written notice accordingly from CEO to Consultant and failure of Consultant to cure such omission within three (3) business days after receipt of such notice. In the event of termination of Consultant's engagement for Cause, or the Consultant resigns or terminates the Agreement, Consultant shall be entitled to be paid only the compensation accrued on a daily, pro-rata basis through the date of termination, and he shall not be entitled to any other compensation, the grant of the Option as provided for in Section 6 or any other benefits (except as required by law).

              (iii) Other Termination. The Company may terminate this Agreement at any time without Cause. In the event of such termination without Cause, Consultant shall nevertheless be entitled to receive the compensation set forth in Section 5 hereof. The timing and manner of payment of such compensation shall be in accordance with the compensation payment arrangements in effect prior to such termination. Also, Consultant shall be entitled to the grant of the Option provided for in Subsection 6 hereof. However, the Consultant shall not be entitled to any other benefits on a prospective basis (except as required by law). Other than as set forth in this Section, Consultant shall not have any other rights which have not previously accrued upon termination of this Agreement.

         14. Communications. All notices, requests, demands, and other communications under this Agreement shall be in writing and, unless otherwise provided herein, shall be deemed to have been duly given upon hand-delivery or upon deposit in the United States Mail, postage prepaid, certified or registered mail, return receipt requested, as follows:

                          If to the Company:                Solo Serve Corporation
                                                            1610 Cornerway Blvd.
                                                            San Antonio, TX   78219
                                                            Attention:  Mr. David P. Dash


                          With a copy to:                   Cox & Smith Incorporated
                                                            112 E. Pecan, Suite 1800
                                                            San Antonio, TX   78205
                                                            Attention:  Ms. Donna K. McElroy

                          If to Consultant:                 Charles M. Siegel
                                                            1403 Fortune Hill
                                                            San Antonio, Texas  78258

                          with a copy to:                   Davis, Adami  & Cedillo
                                                            Harte-Hanks Tower, Suite 400
                                                            7710 Jones-Maltsberger
                                                            San Antonio, TX  78216-6950
                                                            Attention:  Mr. J. Russell Davis

or at such other address as shall have been furnished to the other in writing in accordance herewith, except that such notice of such change shall be effective only upon receipt.

          15. No Implied Rights or Remedies. Except as otherwise expressly provided herein, nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon or to give any person, firm, or corporation, other than the Parties and their respective successors and assigns, any rights or remedies under or by reason of this Agreement.

          16.  Agreement of Further Cooperation.  Each of the
Parties agrees to execute and deliver such further documents and to cooperate in such manner as may be necessary to implement and give effect to the agreements contained herein.

          17. Amendments. This Agreement may be amended or modified only by a written instrument executed by the parties hereto.

          18. Binding Effect. This Agreement shall be binding upon, and shall inure to the benefit of, Consultant; the obligations of Consultant hereunder are personal and this Agreement may not be assigned by Consultant. This Agreement shall be binding upon, and shall inure to the benefit of, the Company and shall also bind and inure to the benefit of any successor of the Company by merger or consolidation or any assignee of all or substantially all of its properties, but, except to any such successor or assignor of the Company, this Agreement may not be assigned by the Company.

          19. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

          20. Severability. If any provision of this Agreement shall, to any extent, be invalid or unenforceable, the remainder of this Agreement shall not be affected, and each term hereof shall be valid and shall be enforced to the extent permitted by law.

          21. Entire Agreement. This Agreement shall constitute the entire agreement between the parties superseding all prior agreements, and may not be modified or amended, and no waiver shall be effective, unless by written document signed by both parties hereto.

          22. Arbitration of Disputes. Should any dispute or controversy arise between the parties, including without limitation, any dispute relating to this Agreement, or termination of this Agreement, the Parties specifically stipulate and agree to submit any such dispute to final and binding arbitration. Such arbitration shall be conducted before a single arbitrator pursuant to the Commercial Arbitration Rules then in effect of the American Arbitration Association, except to the extent such rules are inconsistent with this Section. Exclusive venue for such arbitration shall be in San Antonio, Bexar County, Texas. The arbitration shall apply the laws of the state of Texas (without regard to conflict of law rules) in determining the substance of the dispute, controversy or claim and shall decide same in accordance with the applicable usages and terms of trade. Evidentiary questions shall be governed by the Federal Rules of Evidence. The arbitrator's award shall be in writing and set forth the findings and conclusions upon which the award is based, with the costs of such arbitration to be split equally between the parties; provided, however, that upon conclusion of the arbitration, the prevailing party in the arbitration shall be entitled to reimbursement of its reasonable costs of arbitration from the non-prevailing party, including attorneys' fees, costs and expenses. Any award pursuant to such arbitration shall be final and binding upon the Parties, and judgment on the award may be entered in any federal or state court in Bexar County, Texas, or any other court having jurisdiction.
The terms of this Section shall survive the termination of this Agreement. By execution of this Agreement, Consultant, with an adequate opportunity to consult with legal counsel, knowingly and voluntarily waives any right to trial by jury of any dispute pertaining to or relating in any way to Consultant's employment with the Company, this Agreement or termination thereof, the provisions of any federal, state or local law, regulation or ordinance notwithstanding. Notwithstanding the foregoing provisions, if you breach any of the non-disclosure or non-competition provisions of this Agreement, the Company shall have the right to seek immediate injunctive relief in the form of a temporary, preliminary or permanent mandatory or restraining injunction, enjoining you from such further breach of those provisions of this Agreement.

          23. No Waiver of Remedies. No delay or omission by the Company or Consultant in exercising any right or remedy under any of the terms of this agreement shall operate as a waiver of any rights or remedies which the Company or Consultant may have under this Agreement, either at law or in equity, and no single or partial exercise of any such right shall preclude any other or further exercise thereof or of the exercise of any other right or remedy.

          EXECUTED effective as of the day and year first above written.



                                           SOLO SERVE CORPORATION

                                           By:  /s/ David P. Dash
                                                ------------------------------
                                           Title: President
                                                  ----------------------------


                                           /s/ Charles M. Siegel
                                           -----------------------------------
                                           Charles M. Siegel, Consultant
                                           Address:  1403 Fortune Hill
                                                     -------------------------
                                                     San Antonio, Texas 78258
                                                     -------------------------